UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 11, 2006

Patient Safety Technologies, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	333-124594 (Commission File Number)	13-3419202 (I.R.S. Employer Identification Number)

1800 Century Park East, Ste. 200, Los Angeles, CA 90067
(Address of principal executive offices) (zip code)

(310) 895-7750
(Registrant's telephone number, including area code)

Copies to:
Marc J. Ross, Esq.
Sichenzia Ross Friedman Ference LLP
1065 Avenue of the Americas
New York, New York 10018
Phone: (212) 930-9700
Fax: (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On July 12, 2006 Patient Safety Technologies, Inc. (the “Company”), executed a Convertible Promissory Note in the principal amount of $250,000 (“Note”) and a Warrant for the Purchase of 85,000 Shares of the Company’s Common Stock (“Warrant”) in favor of Charles J. Kalina, III, an existing shareholder of the Company. The Note accrues interest at 12% per annum and has a maturity date of October 10, 2006. The Warrant expires on July 11, 2011. The Note and the Warrant were issued to Mr. Kalina pursuant to the exemption from registration requirements provided by Section 4(2) of the Securities Act of 1933, as amended, and Rule 506 promulgated thereunder. No advertising or general solicitation was used in offering the securities and Mr. Kalina represented that he is an accredited investor and that the securities were acquired for investment purposes for his own account and not with a view to the resale or distribution of such securities. The proceeds of the Note were used to cover general operating expenses of the Company.

The Note accrues interest at the rate of 12% per annum throughout the term of the loan. The principal amount of the Note and any accrued but unpaid interest is due to be paid upon the earlier of (a) October 10, 2006, or (b) the occurrence of an event of default. Principal and interest on the Note is convertible into shares of the Company’s common stock at a conversion price of $3.00. If the Company issues shares of common stock or securities convertible or exercisable into shares of common stock below the then applicable conversion price, the conversion price of the Note will be reduced accordingly. The conversion price of the Note also will be adjusted if the Company pays a stock dividend, or subdivides or combines outstanding shares of common stock into a greater or lesser number of shares.

The Warrant has an exercise price of $ 2.69 per share and will expire on July 11, 2011. If the Company issues shares of common stock or securities convertible or exercisable into shares of common stock below the then applicable exercise price, the exercise price of the Warrant will be reduced accordingly. The exercise price of the Warrant also will be adjusted if the Company pays a stock dividend, or subdivides or combines outstanding shares of common stock into a greater or lesser number of shares.

Mr. Kalina agreed to restrict his ability to convert the Note and exercise the Warrant such that the number of shares of common stock beneficially owned by him and his affiliates in the aggregate after such conversion or exercise does not exceed 9.999% of the then issued and outstanding shares of common stock of the Company. Such beneficial ownership restriction may be waived by Mr. Kalina upon not less than 61 days’ prior notice to the Company.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See Item 1.01 above.

Item 3.02 Unregistered Sales of Equity Securities.

See Item 1.01 above.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Effective July 11, 2006, Milton “Todd” Ault, III (age 36) was re-appointed Chief Executive Officer and a Director of the Company. Mr. Ault was Chief Executive Officer of the Company from October 24, 2004 to January 9, 2006, when he resigned and Dr. Louis Glazer, M.D., Ph.G., was appointed Chief Executive Officer in anticipation of the Company’s reorganization as a “pure-play” healthcare organization and potential merger with its wholly-owned subsidiary SurgiCount Medical, Inc.

Due to health concerns, Dr. Glazer resigned his position as Chief Executive Officer on July 11, 2006 but remains Chairman of the Board, and management has since determined that it is in the best interests of the Company and its subsidiaries, for various legal and regulatory reasons, to not proceed with the proposed merger but to continue to operate as a holding company.

In consideration of his re-appointment as Chief Executive Officer, Mr. Ault has agreed to cash compensation of only $1 per year plus stock in lieu of the cash compensation previously agreed to pursuant to the Severance Agreement entered into with Mr. Ault as of May 24, 2006. Mr. Ault is still receiving stock, and options, pursuant to the Severance Agreement.

There are no family relationships between Mr. Ault and the Company’s directors, executive officers or persons nominated or charged by the Company to become directors or executive officers.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

Exhibit Number	Description
4.1	$250,000 principal amount Convertible Promissory Note issued by Patient Safety Technologies, Inc. to Charles J. Kalina III on July 12, 2006
4.2	Warrant to purchase 85,000 shares of common stock issued by Patient Safety Technologies, Inc. to Charles J. Kalina III on July 12, 2006

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Patient Safety Technologies, Inc.

Dated: July __, 2006	By: __________________
Name: Milton “Todd” Ault, III
Title: Chief Executive Officer